Exhibit 99.1
RPM Reports Record First Quarter 2007 Results
•	Sales increase 13% to record level

•	Net income and diluted EPS increase 23% to record levels

•	2007 guidance reaffirmed for 8%-10% sales growth and 10%-12% earnings growth, excluding 2006 asbestos charges and 2007 acquisitions
MEDINA, OH – October 4, 2006 – RPM International Inc. (NYSE: RPM) today reported record sales and net income for its fiscal 2007 first quarter ended August 31, 2006. Robust sales and earnings growth in the company’s industrial segment was partially offset by slower sales and earnings in the consumer segment.
First-Quarter Results
Record net sales of $844.2 million in the first quarter were up 13.0% from the $747.4 million reported a year ago. Of the increase, approximately 9.3% resulted from acquisitions, primarily illbruck Sealant Systems on August 31, 2005. Organic sales growth was 3.7%, including foreign exchange gains of 1.1%.
First quarter net income was a record $61.3 million, up 22.8% compared to last year’s reported net income of $50.0 million. Record first quarter diluted earnings per share of $0.49 were 22.5% ahead of $0.40 per diluted share reported in the fiscal 2006 first quarter. Prior year net income included a pre-tax asbestos reserve charge of $15.0 million. Excluding the charge, 2007 first quarter results exceeded 2006 adjusted first quarter net income of $59.3 million, or $0.47 per diluted share, by 3.4% and 4.3%, respectively.
During the fiscal 2006 fourth quarter, RPM established a 10-year (pre-tax) asbestos reserve of $321.0 million, of which $16.4 million was drawn down in the 2007 first quarter to cover indemnity and defense costs during the period. Comparable costs amounted to $16.5 million during the first quarter one year ago.
“Our first quarter performance in both sales and earnings was slightly ahead of our internal operating plan, and we continue to anticipate overall sales growth for the year of 8% to 10%, with earnings increasing by 10% to 12% before the asbestos charges taken during 2006,” said Frank C. Sullivan, president and chief executive officer. “We anticipate particularly strong comparative improvement in our second quarter results, when contrasted with last year’s second quarter when we experienced the significant impacts of Gulf coast hurricanes and certain one-time costs,” he said.
Consolidated earnings before interest and taxes (EBIT) was $107.5 million, up 24.6% over the $86.3 million reported a year ago, including an asbestos charge. Excluding the year-ago charge, fiscal 2007 first quarter EBIT increased 6.2% over last year’s $101.3 million.

RPM Reports Record First Quarter Sales
October 4, 2006

First-Quarter Segment Sales and Earnings
RPM’s industrial segment continued its strong growth pattern established during calendar 2005, with sales increasing 26.6% to $545.3 million from $430.8 million in last year’s first quarter. Of the increase, 16.1% resulted from acquisitions, primarily the illbruck purchase, and 10.5% was organic, including foreign exchange, reflecting brisk sales strength nearly throughout the segment. Industrial EBIT increased 13.7% to $74.0 million from $65.1 million a year ago.
Consumer segment sales declined 5.6%, mainly as the result of uneven buying patterns and inventory reductions on the part of several major retailers during the quarter plus the January sale of the small wallcovering business, and partly from the housing-market slowdown. Consumer segment EBIT declined 9.4% to $41.9 million from $46.3 million in the fiscal 2006 first quarter due mainly to the sales decline.
Both segments continued to experience net higher raw material costs during the quarter, as reflected in the gross margin, but many of these costs are expected to begin to moderate during the second quarter.
Cash Flow and Financial Position
RPM businesses generated cash flow from operations of $23.1 million this first quarter compared to $33.0 million a year ago, mostly related to certain deliberate and strategic inventory builds. Capital expenditures of $11.2 million were below depreciation of $14.4 million during the quarter. Total debt of $931.6 million at August 31, 2006, compared to $870.3 million a year ago, mainly reflecting additional indebtedness for acquisitions during the past 12 months. End of quarter net (of cash) debt-to-total capital of 45.8% compared with 45.3% at May 31, 2006.
Watco and Kemrock Acquisitions
On July 25, 2006, RPM’s Rust-Oleum subsidiary acquired the Watco Group, based in Godalming, United Kingdom. Watco, which manufactures and markets industrial coatings and concrete floor coatings, has annual sales of approximately $20 million and is expected to be accretive to earnings within one year.
On September 14, 2006, RPM’s StonCor Group announced its acquisition of 14.99% of the outstanding shares of Kemrock Industries & Exports Ltd., a $20 million producer of fiberglass reinforced plastic (FRP) based in Vadodara, Gujarat State, India.
Business Outlook
“We continue to be optimistic regarding our 2007 fiscal year performance, despite some of the external challenges facing our consumer businesses, particularly, and raw material costs, generally. We believe the inventory adjustments and uneven buying behavior by major retailers in the first quarter will return to a more balanced position as we move through this fiscal year, since consumer takeaway at the point of sale continues at a fairly steady pace. We also anticipate that the impact of raw material cost increases will gradually decline over the course of the year. Meanwhile, our strong industrial segment growth continues, reflecting overall industrial and commercial vitality,” Sullivan said.

RPM Reports Record First Quarter Sales
October 4, 2006

Webcast and Conference Call Information
RPM management will host a conference call to further discuss these results beginning at 10:00 a.m. Eastern Time today. The call can be accessed by dialing 866-761-0749 or 617-614-2707 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode. For those unable to listen to the live call, a replay will be available from approximately 12:00 noon Eastern Time on October 4 until 11:59 p.m. Eastern Time on October 11, 2006. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 43737915. The call also will be available both live and for replay, and as a written transcript, via the Internet on the RPM web site at http://www.rpminc.com.
About RPM
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.
For more information, contact Glenn R. Hasman, vice president – finance and communications, at 330-273-8820 or ghasman@rpminc.com.
This press release contains “forward-looking statements” relating to the business of the company. These forward-looking statements, or other statements made by the company, are made based on management’s expectations and beliefs concerning future events impacting the company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the company. As a result, actual results of the company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price, supply and capacity of raw materials, including assorted resins and solvents; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for the company’s products; (d) legal, environmental and litigation risks inherent in the company’s construction and chemicals businesses and risks related to the adequacy of the company’s insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon the company’s foreign operations; (g) the effect of non- currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with the company’s ongoing acquisition and divestiture activities; (i) risks related to the adequacy of its contingent liability reserves, including for the company’s existing and future asbestos-related claims; and other risks detailed in the company’s filings with the Securities and Exchange Commission, including the risk factors set forth in the company’s Annual Report on Form 10-K for the year ended May 31, 2006, as the same may be updated from time to time. RPM does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.
# # #

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
IN THOUSANDS, EXCEPT PER SHARE DATA

	AS REPORTED		ADJUSTED (a)
	Three Months Ended		Three Months Ended
	August 31,		August 31,
	2006	2005	2006	2005
Net Sales	$844,161	$747,352	$844,161	$747,352
Cost of sales	499,088	432,333	499,088	432,333

Gross profit	345,073	315,019	345,073	315,019
Selling, general & administrative expenses	237,585	213,760	237,585	213,760
Asbestos charge		15,000
Interest expense, net	13,203	8,575	13,203	8,575

Income before income taxes	94,285	77,684	94,285	92,684
Provision for income taxes	32,943	27,723	32,943	33,366

Net Income	$61,342	$49,961	$61,342	$59,318

Basic earnings per share of common stock	$0.52	$0.43	$0.52	$0.51

Diluted earnings per share of common stock	$0.49	$0.40	$0.49	$0.47

Average shares of common stock outstanding — basic	117,467	116,542	117,467	116,542

Average shares of common stock outstanding — diluted	128,192	127,262	128,192	127,262

(a)	Adjusted figures presented remove the impact of the asbestos charge taken during the three month period ended August 31, 2005.

SUPPLEMENTAL SEGMENT INFORMATION
(Unaudited)
IN THOUSANDS

	AS REPORTED		ADJUSTED (a)
	Three Months Ended		Three Months Ended
	August 31,		August 31,
	2006	2005	2006	2005
Net Sales:
Industrial Segment	$545,254	$430,839	$545,254	$430,839
Consumer Segment	298,907	316,513	298,907	316,513

Total	$844,161	$747,352	$844,161	$747,352

Income (Loss) Before Income Taxes (b):
Industrial Segment
Income Before Income Taxes (b)	$73,934	$65,079	$73,934	$65,079
Interest (Expense), Net	(75)	(31)	(75)	(31)

EBIT (c)	$74,009	$65,110	$74,009	$65,110

Consumer Segment
Income Before Income Taxes (b)	$41,358	$46,436	$41,358	$46,436
Interest (Expense), Net	(580)	132	(580)	132

EBIT (c)	$41,938	$46,304	$41,938	$46,304

Corporate/Other
(Expense) Before Income Taxes (b)	$(21,007)	$(33,831)	$(21,007)	$(18,831)
Interest (Expense), Net	(12,548)	(8,676)	(12,548)	(8,676)

EBIT (c)	$(8,459)	$(25,155)	$(8,459)	$(10,155)

Consolidated
Income Before Income Taxes (b)	$94,285	$77,684	$94,285	$92,684
Interest (Expense), Net	(13,203)	(8,575)	(13,203)	(8,575)

EBIT (c)	$107,488	$86,259	$107,488	$101,259

(a)	Adjusted figures presented remove the impact of the asbestos charge taken during the three month period ended August 31, 2005.

(b)	The presentation includes a reconciliation of Income Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(c)	EBIT is defined as earnings before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

	August 31, 2006	August 31, 2005	May 31, 2006
	(unaudited)	(unaudited)
Assets
Current Assets
Cash and short-term investments	$107,970	$78,056	$108,616
Trade accounts receivable	621,093	576,632	671,197
Allowance for doubtful accounts	(20,870)	(19,957)	(20,252)

Net trade accounts receivable	600,223	556,675	650,945
Inventories	418,243	363,396	399,014
Deferred income taxes	41,896	40,006	48,885
Prepaid expenses and other current assets	185,163	171,100	161,758

Total current assets	1,353,495	1,209,233	1,369,218

Property, Plant and Equipment, at Cost	898,328	838,474	887,276
Allowance for depreciation and amortization	(457,189)	(402,065)	(442,584)

Property, plant and equipment, net	441,139	436,409	444,692

Other Assets
Goodwill	792,353	728,967	750,635
Other intangible assets, net of amortization	317,866	305,676	321,942
Other	85,557	49,706	93,731

Total other assets	1,195,776	1,084,349	1,166,308

Total Assets	$2,990,410	$2,729,991	$2,980,218

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$289,340	$257,355	$333,684
Current portion of long-term debt	5,245	95	6,141
Accrued compensation and benefits	91,955	60,092	136,384
Accrued loss reserves	63,174	63,163	66,678
Asbestos-related liabilities	58,575	55,000	58,925
Other accrued liabilities	132,646	119,867	111,688

Total current liabilities	640,935	555,572	713,500

Long-Term Liabilities
Long-term debt, less current maturities	926,382	870,175	870,415
Asbestos-related liabilities	346,268	44,686	362,360
Other long-term liabilities	102,994	75,641	108,002
Deferred income taxes	—	99,687	—

Total long-term liabilities	1,375,644	1,090,189	1,340,777

Total liabilities	2,016,579	1,645,761	2,054,277

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 118,850; 117,702; 118,743)	1,189	1,177	1,187
Paid-in capital	547,877	529,316	545,422
Treasury stock, at cost
Accumulated other comprehensive income	32,930	21,286	29,839
Retained earnings	391,835	532,451	349,493

Total stockholders’ equity	973,831	1,084,230	925,941

Total Liabilities and Stockholders’ Equity	$2,990,410	$2,729,991	$2,980,218

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED) IN THOUSANDS

	Three Months Ended August 31,
	2006	2005
Cash Flows From Operating Activities
Net income	$61,342	$49,961
Depreciation and amortization	19,173	16,759
Items not affecting cash and other	2,379	6,420
Changes in operating working capital	(49,320)	(39,049)
Changes in asbestos-related liabilities, net of tax	(10,523)	(1,115)

	23,051	32,976

Cash Flows From Investing Activities
Capital expenditures	(11,246)	(8,514)
Acquisition of businesses, net of cash acquired	(39,270)	(135,780)
Purchases of marketable securities	(18,214)	(12,340)
Proceeds from the sale of marketable securities	10,996	8,552
Other	286	(556)

	(57,448)	(148,638)

Cash Flows From Financing Activities
Additions to long-term and short-term debt	93,372	177,231
Reductions of long-term and short-term debt	(41,234)	(150,620)
Cash dividends	(18,999)	(17,635)
Exercise of stock options	965	1,412

	34,104	10,388

Effect of Exchange Rate Changes on Cash and Short-Term Investments	(353)	(810)

(Decrease) in Cash and Short-Term Investments	$(646)	$(106,084)